Exhibit 99.1

Real Goods Solar, Inc. Prices $20 Million Public Offering of Units

Louisville, CO, Nov. 15, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, today announced the sale of 5,900,000 units consisting of shares of its class A common stock and class A common stock warrants in an underwritten public offering at a price of $3.40 per unit. The net offering proceeds to Real Goods Solar from the sale of the units are expected to be approximately $18.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

Real Goods Solar anticipates using the net proceeds from this offering for general corporate purposes including investments in greater sales and project origination capabilities and potential use of funds for appropriate acquisitions.

The offering is expected to close on or about November 20, 2013, subject to customary closing conditions.

Cowen and Company, LLC acted as the sole book-running manager of the offering.

The class A common stock and warrants described above were offered by Real Goods Solar pursuant to a shelf registration statement on Form S-3 (No. 333-190050) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering is expected to be filed with the SEC on November 15, 2013 and will available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement also may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

The warrants described above will be exercisable upon the one year anniversary of the issuance. The shares of common stock issuable upon exercise of the warrants, or warrant shares, are not registered under a registration statement or the prospectus supplement. Real Goods Solar has agreed to file a registration statement covering the issuance of the warrant shares prior to the time the warrants become exercisable.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Real Goods Solar, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 16,000 solar power systems representing well over 110 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 17 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the failure to close the Mercury acquisition, possibility of negative economic conditions, the failure to close the offering and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com